SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549


                              FORM 8-K


                           CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934


                   Date of Report: August 12, 1996





                           MEDIMMUNE, INC.
       (Exact name of registrant as specified in its charter)



                  Commission File Number:  0-19131


          Delaware                          51-1555759
     (State of Incorporation)           (I.R.S. Employer
                                        Identification No.)



  35 West Watkins Mill Road, Gaithersburg, MD        20878
  (Address  of  principal executive  offices)      (Zip Code)



   Registrant's telephone number, including area code: (301)417-0770





          No Exhibits are being filed with this report

                           MEDIMMUNE, INC.

                     Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained on the following press release dated August 12, 1996.


         MEDIMMUNE ANNOUNCES FACILITY EXPANSION IN MARYLAND

   Will Build Approximately $50 Million Manufacturing Facility In
           Frederick and Expand Facilities in Gaithersburg

Gaithersburg, MD, August 12, 1996 -- MedImmune, Inc. (Nasdaq:MEDI) today announced that it has decided to locate its approximately $50 million manufacturing facility in Frederick, Maryland after a careful 18 month review of proposals from several states. MedImmune also announced plans to commence an approximately $6.5 million expansion of its Gaithersburg facilities to provide additional space for research, development and marketing staff as well as expand its pilot plant production capacity for products being evaluated in human clinical trials. Fluor Daniel, Inc. has completed design plans for the new manufacturing facility and has been contracted by the Company to begin immediate construction.

"MedImmune's decision to expand its operations in Maryland is living proof of how our economic development efforts have created a healthy environment for growing companies to thrive," commented Governor Parris Glendening of Maryland. "We are extremely pleased that one of the most promising biotechnology companies in Maryland has chosen to build its future with the State. We appreciate MedImmune's commitment, and we pledge to work together to ensure their success."

"The cooperation - and sheer determination - on the part of the State and its local government partners in this effort is testament to the importance we all place on business expansion in Maryland," added Douglas M. Duncan, County Executive, Montgomery County, Maryland. "What's good for Montgomery and Frederick Counties is good for Maryland; and what's good for Maryland is first-class businesses like MedImmune. I welcome MedImmune's decision to locate its new manufacturing plant here in Maryland and am delighted that the company will be expanding its Montgomery County operation."

The Frederick, Maryland manufacturing facility will be located on a 26 acre site adjacent to two major interstate highways and approximately 30 minutes from MedImmune's headquarters in Gaithersburg. With a floor space of approximately 68,100 square feet, the facility will include modules for production of antibody-based products as well as facilities for filling and packaging, quality control, warehousing, and manufacturing administration. An upper level mechanical area will consist of an additional 22,700 square feet. The facility is expected to employ 50 to 100 individuals. MedImmune hopes to complete mechanical construction and commence production in the new facility during 1998, if and when the facility is licensed by the U.S. Food and Drug Administration.

MedImmune's facilities in Gaithersburg will also be expanded. The Company has commenced modification and build-out of an additional 11,500 square feet of space for research, development, and marketing staff which will be completed this fall 1996. In addition, the Company is beginning an approximately $6 million expansion of its pilot plant facility in Gaithersburg to provide additional capacity for producing products undergoing human clinical evaluation. The Company believes the expanded facility will allow the Company to produce two clinical products simultaneously under Good Manufacturing Practices guidelines. Moreover, these pilot plant improvements, expected to be completed in 1997, may allow licensure of the facility for initial production of product launch material if and when future products are approved for marketing by the FDA. When expansions are completed, the Gaithersburg facility floor area will encompass approximately 71,000 square feet, up from approximately 41,000 square feet when the Company first moved to the location in 1991.

Financing for the new manufacturing facility is being provided by a combination of loans and other incentives from the State, County and local governments and proceeds from MedImmune's recently completed convertible debt offering. Of the total capital cost of approximately $50 million, the government-financed portion includes approximately $13 million.

"The company is grateful for the efforts exerted by the State of Maryland as well as the counties of Montgomery and Frederick and cities of Gaithersburg and Frederick so that we could continue to expand our operations in Maryland," commented Wayne T. Hockmeyer, Ph.D., Chairman and Chief executive Officer of MedImmune. "We look forward to nurturing a long and productive relationship with our new neighbors in Frederick as well as continuing our long partnership with Gaithersburg, Montgomery County and the State of Maryland."

Fluor Daniel, a leading worldwide diversified services company with its headquarters based in Irvine, California, is responsible for siting, consulting, detailed design, procurement, construction, validation and start-up services of the new manufacturing facility. Fluor Daniel helped launch the biotechnology industry by designing and building the first commercial biotechnology manufacturing plant for Genentech, completed in 1981. Fluor Daniel has executed over 300 pharmaceutical and biotechnology projects worldwide in the last five years.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets two products through its hospital-based sales force and has six new products in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward looking statements that involve risks and uncertaities. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune cannot predict the timing or outcome of regulatory approval processes.



                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MEDIMMUNE, INC.
                              (Registrant)


Date:  August 12, 1996        s/David M. Mott
                              President and Chief Operating Officer
                              (Principal financial and accounting
                               officer)